Exhibit 99.2

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS OF

HAMA Intelligence Limited

(Conditionally adopted by a board resolution dated [   ], 202_ with effect from the effective date of the registration statement of the Company)

PURPOSE

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of HAMA Intelligence Limited (the “Company”) shall be to:

•	identify individuals qualified to become Board members consistent with criteria approved by the Board;

•	recommend that the Board select the director nominees for the next annual meeting of shareholders;

•	develop and recommend to the Board a set of Corporate Governance Guidelines; and

•	oversee the evaluation of the Board and management.

MEMBERSHIP REQUIREMENTS

The Committee members must be appointed and may be removed, with or without cause, by the Board. The Committee shall consist of at least three (3) members of the Board, each of whom must an independent director in accordance with (i) the Corporate Governance Standards of NASDAQ Capital Market, and (ii) the rules of the SEC. The Board may designate one (1) member of the Committee as its chairperson. In the absence of that designation, the Committee may designate a chairperson by majority vote of the committee members.

AUTHORITY AND RESPONSIBILITIES

•	The Committee shall identify individuals qualified to become members of the Board and ensure that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The Committee shall also recommend to the Board the nominees for election to the Board at the next annual meeting of shareholders.

•	The criteria to be used by the Committee in recommending directors and by the Board in nominating directors are as set forth in the Corporate Governance Guidelines.

•	The Committee shall annually review the Board committee structure and recommend to the Board for its approval directors to serve as members of each committee.

•	The Committee shall develop and recommend to the Board the Corporate Governance Guidelines. The Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of such guidelines and recommend any proposed changes to the Board for approval.

•	The Committee shall review the Company’s Code of Conduct and Business Ethics, and shall, from time to time as deems appropriate, make any changes it deems necessary. Any changes will be recommended to the Board for its approval.

•	The Committee shall oversee the annual self-evaluations of the Board and may assist the Board (and/or its other committees) in periodically reviewing the performance of the Company’s officers.

•	The Committee may make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation, bylaws, and the charters of the Company’s other committees.

•	The Committee shall report regularly to the Board regarding the activities of the Committee.

•	The Committee shall at least annually perform an evaluation of the performance of the Committee.

•	The Committee shall periodically review and reassess this Charter and submit any recommended changes to the Board for its consideration.

The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms. The Committee has the authority to retain any other advisors that the Committee believes to be desirable and appropriate and has the authority to approve related fees and retention terms.

In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, and the Company’s bylaws.

In fulfilling its responsibilities, the Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Committee.